Exhibit 10.1

LADENBURG
THALMANN
ESTABLISHED 1876

Strictly Confidential

April 24, 2015

Kelvyn H. Cullimore Jr.
Chairman, President and Chief Executive Officer
Dynatronics Corporation
7030 Park Centre Drive
Cottonwood Heights, UT 84121

AMENDMENT NO. 1 TO INVESTMENT BANKING AGREEMENT

Dear Mr. Cullimore:

Reference is made to that certain Investment Banking Agreement ("Original Agreement") dated as of August 6th, 2014 by and between Ladenburg Thalmann & Co. Inc. ("Ladenburg") and Dynatronics Corporation and its subsidiaries, affiliates, beneficiaries, successors and assigns (collectively, the "Company").

Pursuant to this Amendment No. 1 to Investment Banking Agreement ("Amendment"), Ladenburg and the Company will amend Section 4 of the Original Agreement as set forth below. Accordingly, the parties hereto hereby agree to amend the Original Agreement as follows:

Section 4a(i) and 4a(ii) of the Original Agreement is hereby amended as the following:

4a(i): The Transaction Fee for this PrettyBrook led Transaction shall be fixed at 52,000 shares of Company Common Stock ("Common Stock") and $25,000 payable in cash. The Company shall provide Ladenburg with piggyback registration rights for the Common Stock issued as part of the Transaction Fee.

4a(ii): Section 4a(ii) shall be deleted.

Section 4b of the Original Agreement is hereby amended and replaced to the following:

4b, Fee Obligation: If during the Term, or within six months after the Closing of the Transaction expiration of this Agreement, the Securities or securities convertible into or exchangeable for the Securities are sold by the Company to affiliates of Great Point Partners, then the Company shall pay to Ladenburg, at the time of each such sale, the fees set forth in the Paragraph 4 of the Original Agreement with respect to any such sale.

Section 5 of the Original Agreement is hereby amended and replaced to the following:

Securities Offerings. Following a closing of a Transaction, if at any time from twelve months following the date of such closing, should the Company, in its sole discretion, propose to effect a further financing in which the Company chooses to use a placement agent, underwriter or financial advisor, the

Strictly Confidential

August 6, 2014
Kelvin H. Cullimore
President and Chief Executive Officer
Dynatronics Corp.
7030 Park Centre Drive
Salt Lake City, UT 84121

INVESTMENT BANKING AGREEMENT

Dear Mr. Cullimore:

We are pleased to confirm our mutual understanding regarding the retention of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) by Dynatronics Corp. and its subsidiaries, affiliates, beneficiaries, successors and assigns (collectively, the “Company”), subject to the terms and conditions of this agreement (the “Agreement”).

1.
Purpose of Engagement.  Ladenburg will assist the Company as its exclusive placement agent in connection with a proposed securities offering and sale by the Company of up to $10 million of shares of Company’s Securities (including but not limited to, convertible preferred stock, common stock, warrants to purchase common stock and/or any other Company Securities (the "Securities") (the "Transaction").

Ladenburg and the Company agree and acknowledge that this Agreement should not be construed as a firm commitment or guarantee of any Transaction.  It is acknowledged and agreed that the decision to consummate a Transaction shall be in the Company’s sole and absolute discretion.  The Company further acknowledges that Ladenburg is also acting as a financial advisor to Liventa Biosciences, Inc., in connection with the merger of Liventa Biosciences and the Company.

2.
Term of Engagement.  The term of our engagement hereunder shall be for a period commencing on the date hereof and expiring twelve months from the date hereof (the “Term”).  The provisions of Paragraphs 4 and 5 and Exhibit A, which is attached hereto and incorporated herein, shall survive any termination or expiration of this Agreement.

3.
Terms of Transaction.  The terms of the Transaction will be described more fully in a Placement Agent Agreement ("Placement Agent Agreement"), which the Company and Ladenburg will negotiate in good faith.  No party shall have any obligation to execute a Placement Agent Agreement and any determination to do so shall be in the sole and absolute discretion of each party.

Dynatronics Corp.
August 6, 2014
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4.	Compensation. In consideration for our services described above, Ladenburg shall be entitled to receive, and the Company agrees to pay Ladenburg, the following compensation:

a)	Transaction Fee. The Placement Agent Agreement will provide for the payment of the following fees to Ladenburg upon the consummation of a Transaction (the “Transaction Fee”):

(i)	A cash fee equal to 8% of the total gross cash consideration paid to the Company on the closing of the Transaction, payable by wire transfer at the closing of the Transaction.

(ii)
Warrants (the "Warrants") issued by the Company at the Closing to Ladenburg or its designees (as permitted by FINRA Rule 5110(g)) to purchase the number of shares of Common Stock that is equivalent to 5% of the number of shares of Common Stock sold in the Transaction, at an exercise price equal to 125% of the per share equivalent paid in the Transaction by investors.  The Warrants shall contain a traditional, “broker-assisted cashless exercise” provision, and a piggyback registration rights provision for the life of such Warrants, but shall not contain any price-based anti-dilution provisions. The Warrants shall have a term expiring 5 years from the closing of the Transaction.  The number of Warrants issuable at the Closing shall be subject to reduction to whatever extent necessary to comply with the compensation limits imposed by FINRA Rule 5110.

b)
Fee Obligation.  If during the Term, or within one year after the date of termination or expiration of this Agreement, the Securities or securities convertible into or exchangeable for the Securities are sold by the Company to Investors contacted by Ladenburg (the “Ladenburg Contacts”), then the Company shall pay to Ladenburg, at the time of each such sale, the fees set forth in this Paragraph 4 with respect to any such sale.   Upon termination of this Agreement and at the request of the Company, Ladenburg will provide the Company with a list of investors contacted by Ladenburg in its capacity as placement agent hereunder.  In order to facilitate this, Ladenburg will keep a working list with feedback from each investor contacted and share this list with the Company.

5.
Securities Offerings.   Following a closing of a Transaction, if at any time from twelve months following the date of such closing, should the Company, in its sole discretion, propose to effect a further financing, the Company shall offer to Ladenburg the opportunity to participate as a lead underwriter or lead placement agent (with the percentage of such participation in the syndicate by Ladenburg to be determined pursuant to a definitive agreement or engagement agreement to be negotiated between the Company and Ladenburg) in respect of such financing on terms and conditions mutually acceptable to the Company and Ladenburg.  Ladenburg may decline such participation interest in its sole and absolute discretion and will notify the Company as to its decision as to whether to participate no later than the fifth business day following notification of such proposed financing.  The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by Ladenburg, market conditions, the absence of adverse change to the Company’s business or financial condition, approval of Ladenburg’s internal committee and any other conditions that Ladenburg may reasonably deem appropriate for transactions of such nature.  The Company will notify Ladenburg in writing of its intention to pursue such further financing, and Ladenburg will advise the Company promptly of Ladenburg’s election to participate in such financing (but in no event no later than five (5) business days following the Company’s notice to Ladenburg).  If such proposed financing is not accepted by Ladenburg, Ladenburg shall forfeit its rights to the fees set forth in Section 4(b), above, with respect to any Ladenburg Contacts who elect to purchase in such proposed financing.  In addition, if such proposed financing is not accepted by Ladenburg, but later materially modified as to the scope and nature of the proposed financing, the Company will re-submit such then proposed financing in writing to Ladenburg and Ladenburg will be subject to the same five (5) business day notice provision to advise of its election to participate in the proposed financing.  Ladenburg’s election not to participate with respect to a particular proposed financing will not adversely affect its rights hereunder with respect to any other proposed equity financing of the Company during the twelve month period referred to above.

Dynatronics Corp.
August 6, 2014
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6.
Reimbursement of Expenses.  In addition to the fees described in paragraph 4 above, the Company agrees to reimburse Ladenburg promptly, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by Ladenburg (including travel, databases, fees and disbursements of counsel, and of other consultants and advisors retained by Ladenburg, etc.), in connection with the matters contemplated by this Agreement; provided that any single expense of more than $3,000 shall be subject to the prior approval of the Company.

We look forward to formalizing our business relationship.  If the foregoing and the attached Exhibit A correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to us.
Very truly yours,

LADENBURG THALMANN & CO. INC.

By:_______________________
Name:  Nicholas Stergis
Title:    Managing Director

Confirmed and agreed to this ___ day of August, 2014

DYNATRONICS CORP.

By:________________________
Name:  Kelvyn H. Cullimore, Jr.
Title:  President and CEO

Ladenburg Thalmann & Co. Inc.
4400 Biscayne Boulevard, 14TH Floor
Miami, FL 33137
Phone 305.572.4200   •   Fax 305.572.4220

MEMBER NYSE, NYSE Amex, FINRA, SIPC

Dynatronics Corp.
August 6, 2014
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EXHIBIT A

(A)
Representations of the Company.  The Company hereby represents and warrants that any and all information supplied hereunder to Ladenburg in connection with any and all services to be performed hereunder by Ladenburg for and on behalf of the Company shall be, to the best of the Company’s knowledge, true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading.  The Company hereby acknowledges that the ability of Ladenburg to adequately provide services as described herein is dependent upon the prompt dissemination of accurate, correct and complete information to Ladenburg.  The Company further represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms; and that the execution and delivery of this Agreement and the performance by the Company of its terms will not result in any violation of, or be in conflict with, or constitute a default under, the Company’s charter documents, any agreement or instrument to which the Company is a party or the Company’s property is bound, or any judgment, decree, order or any statute, rule or regulation applicable to the Company.  In addition, the Company agrees that it will notify Ladenburg promptly if any of the foregoing representations cease to be accurate at any time during the period of Ladenburg’s engagement hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.  Ladenburg shall have the benefit of, and shall be an intended third party beneficiary of, the identical representations and warranties provided to a purchaser of Securities in a securities purchase agreement or similar document entered into in connection with a Transaction.

(B)
Representations of Ladenburg.  Ladenburg hereby represents and warrants that any and all information supplied hereunder to the Company relating to Ladenburg specifically for inclusion in the Transaction documents or in connection with any and all services to be performed hereunder by Ladenburg for and on behalf of the Company shall be, to the best of Ladenburg’s knowledge, true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading.  Ladenburg further represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that Ladenburg has the full right, power and capacity to execute, deliver and perform its obligations hereunder; that this Agreement, upon execution and delivery of the same by Ladenburg, will represent the valid and binding obligation of Ladenburg enforceable in accordance with its terms; and that the execution and delivery of this Agreement and the performance by Ladenburg of its terms will not result in any violation of, or be in conflict with, or constitute a default under, Ladenburg’s charter documents, any agreement or instrument to which Ladenburg is a party or Ladenburg’s property is bound, or any judgment, decree, order or any statute, rule or regulation applicable to Ladenburg.  Ladenburg will not offer the Securities for sale, or solicit any offers to buy any Securities, or otherwise negotiate with any person, in respect of the Securities, on the basis of any communications or documents relating to the Securities or any investment therein or to the Company or investment therein, other than the Transaction documents and any other document satisfactory in form and substance to the Company and approved by the Company.  In offering the Securities for sale, Ladenburg shall conduct such sales in the manner described in the Transaction documents.  In connection with any offerings of Securities pursuant to Regulation D promulgated by the US Securities and Exchange Commission, Ladenburg will represent by separate certification that neither it, nor any of its directors, executive officers, other officers participating in the offering of Securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of Securities of any such general partner or managing member (each, a “Ladenburg Covered Person”), is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the 1933 Act and (ii) a description of which will have been furnished in writing to the Company prior the commencement of such offering.  Ladenburg is not aware of any person (other than any Ladenburg Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.  Ladenburg will notify the Company, prior to the date of Closing, of any agreement entered into between Ladenburg and such person in connection with such sale.  Ladenburg will notify the Company in writing, prior to the date of the Closing, of (i) any Disqualification Event relating to any Ladenburg Covered Person not previously disclosed to the Company in accordance with this section, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Ladenburg Covered Person.  Ladenburg will notify the Company promptly if any of the foregoing representations cease to be accurate at any time during the period of Ladenburg’s engagement hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

Dynatronics Corp.
August 6, 2014
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(C)
Indemnification.  The Company hereby agrees to indemnify and hold Ladenburg, its officers, directors, principals, employees, affiliates, and stockholders, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, "Losses") arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by Ladenburg, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct or gross negligence of Ladenburg in performing the services hereunder.

If Ladenburg receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section (B), Ladenburg shall, within thirty (30) days of the receipt of such written notice, give the Company written notice thereof (a "Claim Notice").  Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by Ladenburg of its right to indemnity hereunder with respect to such action, suit or proceeding. Upon receipt by the Company of a Claim Notice from Ladenburg with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the Company may assume the defense of the Third Party Claim with counsel of its own choosing, as described below.  Ladenburg shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith.  Ladenburg shall have the right to employ its own counsel in any such action which shall be at the Company's expense if (i) the Company and Ladenburg shall have mutually agreed in writing to the retention of such counsel, (ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to Ladenburg in such litigation or proceeding or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and Ladenburg and representation of the Company and Ladenburg by the same counsel or experts would, in the reasonable opinion of Ladenburg, be inappropriate due to actual or potential differing interests between the Company and Ladenburg.. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of Ladenburg, which consent shall not be delayed and which shall not be required if Ladenburg is granted a release in connection therewith.   The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.

The Company further agrees, upon demand by Ladenburg, to promptly reimburse Ladenburg for, or pay, any loss, claim, damage, liability or expense as to which Ladenburg has been indemnified herein with such reimbursement to be made currently as any loss, damage, liability or expense is incurred by Ladenburg. Notwithstanding the provisions of the aforementioned indemnification, any such reimbursement or payment by the Company of fees, expenses, or disbursements incurred by Ladenburg shall be repaid by Ladenburg in the event of any proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered in a court of competent jurisdiction against Ladenburg based solely upon its gross negligence or intentional misconduct in the performance of its duties hereunder, and provided further, that the Company shall not be required to make reimbursement or payment for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Dynatronics Corp.
August 6, 2014
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If for any reason the foregoing indemnification is unavailable or is insufficient to hold Ladenburg harmless, the Company agrees to contribute the amount paid or payable by Ladenburg in such proportion as to reflect not only the relative benefits received by the Company, as the case may be, on the one hand, and Ladenburg, on the other hand, but also the relative fault of the Company and Ladenburg as well as any relevant equitable considerations.  In no event shall Ladenburg contribute in excess of the fees actually received by it pursuant to the terms of this Agreement.

For purposes of this Agreement, each officer, director, stockholder, and employee or affiliate of Ladenburg and each person, if any, who controls Ladenburg (or any affiliate) within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Ladenburg with respect to matters of indemnification by the Company hereunder.

Ladenburg agrees to indemnify and hold harmless the Company (its officers, directors and agents) and each person, if any, who controls any of the foregoing within the meaning of the 1933 Act, to the same extent on terms similar to the indemnity from the Company described above, against any and all loss, liability, claim, damage and expense whatsoever (or actions in respect thereto) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Transaction documents or the omission or alleged omission therefrom of a material fact relating to Ladenburg furnished in writing by or on behalf of Ladenburg specifically for inclusion in the Transaction documents, (ii) any misrepresentation or alleged misrepresentation, failure or alleged failure by Ladenburg to comply with the covenants and agreements set forth in Section B, or (iii) breach or alleged breach by Ladenburg of its obligations under this Agreement; provided, however, that Ladenburg shall have no obligation to indemnify under this paragraph if it is finally judicially determined in a court of competent jurisdiction that such losses were the primary result of the intentional misconduct, gross negligence, or negligence of the Company (its officers, directors or agents other than Ladenburg).

(D)
Confidentiality.  Ladenburg agrees that all non-public information pertaining to the prior, current or contemplated business of the Company is valuable and confidential assets of the Company.  Such information shall include, without limitation, information relating to customer lists, bidding procedures, intellectual property, patents, trademarks, trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public.  Ladenburg shall, and shall cause its officers, directors, employees, agents and members to, hold all such information in trust and confidence for the Company and not use or disclose any such information for other than the Company’s business.  Such confidentiality does not apply (i) where such information is publicly available or later becomes publicly available other than through a breach of this Agreement, (ii) where such information is subsequently lawfully obtained by Ladenburg from a third party or parties, (iii) if such information is known to Ladenburg prior to the execution of this Agreement other than pursuant to an obligation of confidentiality or (iv) as may be required by law.

(E)
Independent Contractor.  It is expressly understood and agreed that Ladenburg shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties.  It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Ladenburg shall have no right to bind the Company in any manner.  In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement

Dynatronics Corp.
August 6, 2014
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(F)
Amendment.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

(G)
Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

(H)
Entire Agreement.  This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

(I)
Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(J)
Construction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be the court of competent jurisdiction in Miami-Dade County, Florida and agrees to waive any objections to such venue. EACH OF LADENBURG AND THE COMPANY HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(K)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

(L)
Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(M)
Attorneys’ Fees and Court Costs.  If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

(N)
Computer Virus. During the course of this engagement, Ladenburg may exchange electronic versions of documents and emails with you using commercially available software.  Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so-called viruses, or similar destructive electronic programs.  Ladenburg takes the issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses.  Ladenburg also updates its system with the software vendor’s most current releases at regular intervals.

By utilizing this virus scanning software, Ladenburg’s system may occasionally reject a communication you send.  Ladenburg in turn may send you something that is rejected by your system.  This infrequent occurrence is to be expected as part of the ordinary course of business.

Because the virus protection industry is generally one or two steps behind new viruses, Ladenburg cannot guarantee that its communications and documents will always be virus free.  Occasionally, a virus will escape and go undetected as it is passed from system to system.  Although Ladenburg believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.

Please inform Ladenburg immediately in the event a virus enters your company’s system via any electronic means originating from Ladenburg.  Through cooperative efforts, disruption to communications can be minimized.

Dynatronics Corp.
August 6, 2014
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(O)
Information Disclosure.  Ladenburg may disclose any information when it is believed necessary for the conduct of its business subject to Paragraph (C) above, or where disclosure is required by law. For example, information may be disclosed for audit or research purposes, or to law enforcement and regulatory agencies to do such things as prevent fraud. Information may also be disclosed to affiliates of Ladenburg subject to Paragraph (C) above.     Notwithstanding anything contained herein to the contrary, Ladenburg is permitted to disclose or produce any information pursuant to a court order, legal process, government action or request from the Securities and Exchange Commission, Financial Industry Regulatory Authority, New York Stock Exchange or other regulator.

(P)
Legal Services.  While certain principals of Ladenburg are attorneys, Ladenburg is not, in any manner, providing legal services or legal advice to the Company.  Furthermore, the Company agrees and acknowledges that Ladenburg is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

(Q)
Securities Trading and Other Activities.  Ladenburg is a full service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities.  The Company agrees and acknowledges that in the ordinary course of these activities, Ladenburg and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities.  The Company further agrees and acknowledges that Ladenburg and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Ladenburg’s, or its affiliates’, ability to provide such services.

(R)
No Fiduciary Duties.  The Company represents that it is a sophisticated business enterprise that has retained Ladenburg for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature.  Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(S)
USA Patriot Act. If necessary, the Company agrees to provide Ladenburg with information and supporting documentation to enable Ladenburg to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56).

Dynatronics Corp.
August 6, 2014
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(T)
Marketing.  Ladenburg shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein, subject to compliance with applicable securities laws.